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                                                    OMB APPROVAL
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                                          OMB Number:               3235-0145
                                          Expires:            August 31, 1999
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                                          hours per response............14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                               Sync Research, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   785065-10-3
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 May 10-18, 1999
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:
      / / Rule 13d-1(b)
      /X/ Rule 13d-1(c)
      / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                                Page 1 of 4 pages

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CUSIP No. 785065-10-3

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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          3Com Corporation  94-2605794
--------------------------------------------------------------------------------


     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  Not applicable.

          (b)  Not applicable.
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization       Delaware
--------------------------------------------------------------------------------

Number of      5.   Sole Voting Power.........................................0
Shares Bene-   -----------------------------------------------------------------
ficially
Owned by Each  6.   Shared Voting Power.......................................0
Reporting      -----------------------------------------------------------------
Person With:
               7.   Sole Dispositive Power....................................0
               -----------------------------------------------------------------

               8.   Shared Dispositive Power..................................0
--------------------------------------------------------------------------------

     9.  Aggregate Amount Beneficially Owned by Each Reporting Person         0

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not applicable.

     11. Percent of Class Represented by Amount in Row (9)                   0%
--------------------------------------------------------------------------------

     12. Type of Reporting Person (See Instructions)                         CO
--------------------------------------------------------------------------------


 .................

 .................

 .................

 .................

 .................

 .................


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                                Page 2 of 4 pages

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     ITEM 1.
         (a)      Name of Issuer:           Sync Research, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  7 Studebaker
                  Irvine, CA 92718
     ITEM 2.
         (a)      Name of Person Filing:             3Com Corporation

         (b)      Address of Principal Business Office or, if none, Residence

                  5400 Bayfront Plaza
                  Santa Clara, CA 95052

         (c)      Citizenship

                  Delaware

         (d)      Title of Class of Securities

                  Common Stock, $0.001 par value

         (e)      CUSIP Number

                  785065-10-3

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


               Not applicable.


     ITEM 4.      OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount of beneficially owned:     0.

         (b)      Percent of class:      0%.

         (c)      Number of shares as to which the person has:

                 (i)       Sole power to vote or to direct the vote: 0.

                 (ii)      Shared power to vote or to direct the vote: 0.

                 (iii) Sole power to dispose or to direct the disposition of: 0.

                 (iv) Shared power to dispose or to direct the disposition of: 0.

     ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

     /X/.


     ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
     PERSON

     Not applicable.

                                Page 3 of 4 pages

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     ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

     ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

     ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

     ITEM 10.     CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                              SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.


                                                April 6, 2000
                                              ----------------------------------
                                                Date


                                                 /s/ Mark D. Michael
                                              ----------------------------------
                                                 Mark D. Michael
                                                 Senior Vice President,
                                                 General Counsel, Secretary


                               Page 4 of 4 pages